Exhibit 99.1

IDW Media Announces Leader for Next Generation Expansion - Names Allan Grafman as CEO

LOS ANGELES, CA and NEWARK, NJ –August 24, 2022:  IDW Media Holdings, Inc., (NYSE American: IDW), an integrated media company, today announced that it has named entertainment and publishing industry veteran Allan Grafman as the Company’s Chief Executive Officer to accelerate IDW’s development and monetization of original properties.

Allan Grafman has served as a member of IDW’s Board of Directors and Chairman of its Audit Committee since 2019. He is also the Founder and Chief Executive Officer of All Media Ventures, a media consulting firm helping clients identify market opportunities, grow revenue streams, and develop and license new products. Grafman previously served as President of Archie Comics Entertainment, and has held senior management positions at Hallmark Entertainment, private equity fund Mercury Capital, the Tribune Company, and Disney/ABC/CCB. He earned his BA from Indiana University (Phi Beta Kappa), and both his Masters in International Affairs (Fellow) and MBA (Beta Gamma Sigma) from Columbia University.

“We are delighted that Allan has agreed to take the helm of IDW,” said Howard Jonas, Chairman of IDW Media Holdings. “He is a dynamic leader with deep experience in the industries in which IDW operates with a clear, thoughtful vision for accelerating IDT’s transformation into a media powerhouse. Allan will build on the foundation established by Ezra Rosensaft, whose leadership as CEO and CFO contributed greatly, strengthening our balance sheet, and sharpening our focus on original IP content acquisition and development for both television and publishing.”

“IDW has enormous potential that we have only just begun to realize,” said Grafman. “We are one of the premier independent comic and graphic novel media companies in the country. We will continue to build on this strategic platform and the company’s accomplishments to date, on the outstanding resources at our publishing and entertainment divisions, and on our strong relationships with creators to develop iconic characters and stories that will delight audiences through diverse media platforms.”

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com